CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each dated December 29, 2021, and each included in Post-Effective Amendment No. 32 on the Registration Statement (Form N-1A, File No. 333-114423) of Pioneer Short Term Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 1, 2021 with respect to Pioneer Short Term Income Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2021